Exhibit 8.1

Himax Technologies, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of Our Ownership Interest

Himax Technologies Limited	ROC	100.0%
Himax Technologies Korea Ltd.	South Korea	100.0%
Himax Semiconductor, Inc.	ROC	100.0%
Himax Technologies (Samoa), Inc.	Samoa	100.0	%(1)
Himax Technologies (Suzhou) Co., Ltd.	PRC	100.0	%(2)
Himax Technologies (Shenzhen) Co., Ltd.	PRC	100.0	%(2)
Himax Display, Inc.	ROC	81.5	%(1)
Integrated Microdisplays Limited	Hong Kong	81.5	%(3)
Himax Display (USA) Inc.	Delaware, USA	81.5	%(3)
Himax Analogic, Inc.	ROC	74.6	%(1)
Himax Imaging, Inc.	Cayman Islands	100.0%
Himax Imaging, Ltd.	ROC	87.6	%(4)
Himax Imaging Corp.	California, USA	100.0	%(5)
Argo Limited	Cayman Islands	100.0%
Tellus Limited	Cayman Islands	100.0	%(6)
Himax Media Solutions, Inc.	ROC	86.7	%(7)
Himax Media Solutions (Hong Kong)Limited	Hong Kong	86.7	%(8)
Harvest Investment Limited	ROC	100.0	%(1)
Ins Optronics Co., Ltd.	ROC	21.7	%(1)
Himax Technologies Japan Ltd.	Japan	100.0%

(1)	Indirectly, through our 100.0% ownership of Himax Technologies Limited.

(2)	Indirectly, through our 100.0% ownership of Himax Technologies (Samoa), Inc.

(3)	Indirectly, through our 81.5% ownership of Himax Display, Inc.

(4)	Indirectly, as to 79.7% through our 100.0% ownership of Himax Imaging, Inc. and as to 7.9% through our 100.0% ownership of Himax Technologies Limited.

(5)	Indirectly, through our 100.0% ownership of Himax Imaging, Inc.

(6)	Indirectly, through our 100.0% ownership of Argo Limited.

(7)	Directly, as to 22.0%, and indirectly, as to 64.7% through our 100.0% ownership of Himax Technologies Limited.

(8)	Indirectly, through our 86.7% ownership of Himax Media Solutions, Inc.